File No. 811-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form N-8A
NOTIFICATION OF REGISTRATION
FILED PURSUANT TO SECTION 8(a)
OF THE INVESTMENT COMPANY ACT OF 1940
     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:
Name: Utopia Funds
Address of Principal Office (No. & Street, City, State, Zip Code):
111 Cass Street
Traverse City, Michigan 49684
Telephone Number (including area code): (231) 929-4500
Name and address of agent for service of process:
Paul H. Sutherland
Utopia Funds
111 Cass Street
Traverse City, Michigan 49684
Check Appropriate Box:
     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

YES ☑	NO ☐
     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Traverse City and the State of Michigan on the 19th day of August 2005.

Attest:	UTOPIA FUNDS

/s/ Jonathan M. Mohrhardt	/s/ Paul H. Sutherland

Jonathan M. Mohrhardt	Paul H. Sutherland,
Chief Operating Officer and Treasurer	President